Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 3 of Longduoduo Company Limited of our report dated November 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Longduoduo Company Limited and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
June 8, 2022